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[HECLA LOGO]                                                           Exhibit A

                        NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                January 26, 1995
COURT RULES GROUSE CREEK MINE
CAN CONTINUE OPERATIONS

         COEUR D'ALENE, Idaho -- Hecla Mining Company (HL & HL-B:NYSE) and Great Lakes Minerals Inc. (GKE:TSE) of Toronto were informed yesterday that their new Grouse Creek gold and silver mine in central Idaho can continue operations while the National Marine Fisheries Service (NMFS) completes its required consultations on salmon habitat in the Challis National Forest.

         Earlier this month, U.S. District Judge David Ezra of Hawaii ordered a halt to certain mining, timber, grazing, and road building projects in six national forests in Idaho to protect salmon habitat. The order was in response to a lawsuit filed by two environmental groups who claimed the U.S. Forest Service, in preparing its forest management plans, failed to properly consult with NMFS regarding endangered salmon. It was never implemented in the case of Grouse Creek.

         Yesterday, the judge ruled that operations like the Grouse Creek mine, which had previously been determined as "not likely to adversely affect" salmon habitat, can continue to operate while consultations on the forest management plans are completed. Additionally, Hecla and Great Lakes have learned that NMFS has committed to work expeditiously to complete consultations on the forest plans in the very near future.

         Arthur Brown, chairman, president and chief executive officer of Hecla Mining Company said, "Before we even began construction at Grouse Creek, the project underwent years of environmental study and extensive environmental review by federal, state and local regulatory agencies. We solicited input from the public and the environmental groups. From the beginning design stages, we placed a high emphasis on protecting, and even enhancing, nearby salmon habitat."

         John McBride, chairman and chief executive officer of Great Lakes Minerals, noted that, "Both the National Marine Fisheries Service and the U.S. Forest Service have concurred with biological assessments prepared in conjunction with the Grouse Creek mine, that the project would result in reduced river sedimentation and improved salmon habitat." Hecla is the operator and owns 80 percent of Grouse Creek. Great Lakes owns 20 percent and has an option to buy an additional 10 percent.

                                      ###
CONTACT:
April R. Boughton, director of public relations
208/769-4144



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